Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 14, 2022, with respect to the consolidated financial statements of Bionomics Limited incorporated by reference in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-268314) and related Prospectus of Bionomics Limited for the registration of American Depository Shares.

/s/ Ernst & Young

Adelaide, Australia

November 16, 2022